Exhibit 23.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Entertainment Holdings, Inc:

We consent to the use of our reports dated February 27, 2020, with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ equity for each of the years in the three- year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, and for the recognition of revenue and certain costs as of January 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Kansas City, Missouri

August 28, 2020